Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Tender Offer and Consent Solicitation

NEW YORK, NEW YORK – February 12, 2014 – Griffon Corporation (NYSE: GFF) (“Griffon”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $550,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2018 (CUSIP No. 398433 AF9) (the “Notes”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated February 12, 2014 (the “Statement”). The Offer will expire at 11:59 p.m., New York City time, on March 12, 2014 unless extended (the “Expiration Date”). As part of the Offer, Griffon is soliciting consents to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture governing the Notes. Griffon expects to fund the Offer with proceeds from a new senior notes offering (the “Notes Offering”) and cash on hand.

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on February 26, 2014, unless extended by Griffon in its sole discretion (the “Consent Date”), shall receive $1,058.44 per $1,000 principal amount of Notes (which amount includes an early tender consent payment of $7.50 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who validly tender their Notes after the Consent Date, but on or prior to the Expiration Date, shall receive $1,050.94 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Date will not receive an early tender and consent payment.

The tender of Notes before the Consent Date pursuant to the Tender Offer will be deemed to constitute the delivery of a consent with respect to the Notes tendered. Holders of Notes may not deliver consents without tendering their Notes. Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the Notes and Griffon’s acceptance for payment of such Notes, Griffon will execute the supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the date on which the Minimum Consents Condition (as defined below) has been satisfied. If the Minimum Consents Condition is met at the Consent Date, Notes tendered after the Consent Date but before the Expiration Date may not be withdrawn.

The Offer is subject to a number of conditions that are set forth in the Statement, including, without limitation, (i) the receipt of the consent of the holders of at least a majority in aggregate principal amount of the Notes (the “Minimum Consents Condition”) and (ii) the receipt by Griffon of not less than $550 million in gross proceeds from the Notes Offering. Because consents may not be delivered without the tender of Notes, at least a majority in aggregate principal amount of Notes must be tendered for the Minimum Consents Condition to be satisfied. There can be no assurance that the Notes Offering will be consummated or that any other condition to the Offer will be satisfied. Griffon reserves the right to waive any of the conditions to the Offer including, but not limited to, the Minimum Consents Condition.

The complete terms and conditions of the Offer are set forth in the Statement and related Letter of Transmittal and Consent that are being sent to holders of the Notes.

Griffon has engaged Deutsche Bank Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer or Consent Solicitation should contact Deutsche Bank Securities Inc. at (212) 250-7527 (Collect) or (855) 287-1922 (Toll Free). Requests for copies of the Statement or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (888) 869-7406.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Statement. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Statement and related documents carefully before making any decision with respect to the Offer. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Griffon, the Dealer Manager and Solicitation Agent or the Tender Agent and Information Agent makes any recommendations as to whether holders should tender their Notes pursuant to the Offer or provide the related consents, and no one has been authorized to make such a recommendation.

This press release does not constitute an offer to sell notes pursuant to the Notes Offering, nor a solicitation for an offer to purchase notes pursuant to the Notes Offering. Any offer of notes pursuant to the Notes Offering will be made only by means of a private offering memorandum.

Griffon expressly reserves the right, subject to applicable law, to terminate the Tender Offer and Consent Solicitation.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Ames True Temper (“ATT”), Clopay Building Products (“CBP”), Telephonics Corporation (“Telephonics”) and Clopay Plastic Products Company (“Plastics”). CBP and ATT comprise the Home & Building Products operating segment.

•	Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see Griffon’s website at www.griffoncorp.com.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intends,” “will,” “expects,” “estimates,” “anticipates,” “forecasts,” “plans,” “believes” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the amount of participation in the Tender Offer and Consent Solicitation, whether Griffon will be able to complete the Tender Offer and Consent Solicitation and whether Griffon will consummate the Notes Offering. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019